(LETTERHEAD OF M. J. CONNOLLY)





          November 22, 1996



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re:  GPU Generation, Inc.
                         GPU Service, Inc.
                         GPU, Inc.
                         Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         Application on Form U-1
                         SEC File No. 70-8409
          Dear Sirs:

                    I have examined Post-Effective Amendment No. 1, dated March 19, 1996, to the Declaration on Form U-1, dated April 15, 1994, under the Public Utility Holding Company Act of 1935 (the
           Act ), filed by GPU Generation, Inc.( GENCO ), GPU, Inc. ( GPU ), GPU Service, Inc. ( GPUS ) Jersey Central Power & Light Company
          ( JCP&L ), Metropolitan Edison Company ( Met-Ed ) and Pennsylvania Electric Company ( Penelec , together with JCP&L and Met-Ed, the Operating Companies ) with the Securities and Exchange Commission (the Commission ) and docketed by the Commission in SEC File No. 70-8409, and as to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the Declaration .)

                    The Declaration now contemplates, among other things, the performance by GENCO of services for exempt wholesale generators and foreign utility companies, as defined in sections 32 and 33 of the Act, respectively, at cost in accordance with Rules 90 and 91 under the Act.


          Securities and Exchange Commission
          November 22, 1996
          Page 2



                    In connection with the post-effective Amendment No. 1, I have examined a copy of the Commission's Order, dated January 26, 1996, permitting the Declaration, as then amended to become effective. I have also examined copies, signed, certified or otherwise identified to my satisfaction, of the articles of incorporation and by-laws of GENCO and of other instruments, agreements and documents and have made such other investigation, as I have deemed necessary as a basis for this opinion.

                    I am Assistant General Counsel for GPU Service, Inc. and I am familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

                    I am a member of the Bar of the Commonwealth of Pennsylvania and do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the Federal laws of the United States.

                    Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Declaration, I am of the opinion that when the Commission shall have entered an order forthwith permitting the Declaration to become effective,

          I. all State Laws applicable to the proposed transactions will have been complied with; and

          II. the consummation of the transactions proposed in the Declaration will not violate the legal rights of the holders of any securities issued by GPU or any associate company thereof, as defined in the Act.

               I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                   Very truly yours,


                                   Michael J. Connolly
                                   Assistant General Counsel

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